Exhibit 23.1


January 27, 2006


Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in the Registration Statements of WaveRider Communications Inc. on Form S-8 (File Nos 333-49464, 333-34647, 333-49454, 333-30140, 333-107883), on Form S-2 (File no. 333-107885,
333-120785, 333-115481, 333-113553) and on Form S-3 (File Nos 333-70114,
333-52834, 333-67634, 333-70821) of our report dated January 28, 2005, except for Note 1 as to which the date is January 23, 2006, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, relating to the consolidated financial statements for the year ending December 31, 2004, which is part of this Form 10-KSB.


/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts, U.S.A.